Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Forian Inc. on Form S-8, of our report dated November 24, 2020, with respect to our audit of the consolidated financial statements of Medical Outcomes Research Analytics, LLC as of December 31, 2019 and for the period from inception (May 6, 2019) through December 31, 2019, which report appears in the Proxy Statement/Prospectus dated February 11, 2021 filed with the Commission on February 16, 2021 pursuant to Rule 424(b) of the Securities Act.

/s/ Marcum LLP

San Jose, California

March 4, 2021